Exbibit 10.4

DANIMER SCIENTIFIC, INC.

140 Industrial Boulevard

Bainbridge, Georgia 39817

August 12, 2021

Mr. Stuart Pratt

303 Congress Street

Boston, Massachusetts 02210

Dear Stuart:

Reference is hereby made to the stock option, restricted stock and/or performance stock awards issued to you by Danimer Scientific, Inc. and/or its predecessor entities (collectively, the “Company”) prior to the date hereof.

In the event that the Company is unable for any reason to issue to you stock options, restricted stock awards, performance stock awards, other equity based awards or shares of common stock, whether underlying such awards or otherwise, that the Company has contractually agreed to in prior agreements with you, then the Company shall be contractually obligated to pay to you, upon the vesting of any such awards, an amount in cash equal to the notional value that each such stock option, restricted stock award, performance stock award or other equity based award would have had on the date of such vesting as though it had been granted to you on the date such other agreement giving rise to such award was entered into; provided that any such cash payment shall be payable over a period of three years in equal quarterly installments, starting with the date of the vesting of such award.

If you are in agreement with the foregoing, please so indicate by signing in the space provided below and return a fully executed copy to the undersigned at the Company.

Very truly yours,

DANIMER SCIENTIFIC, INC.

By: /s/ Stephen E. Croskrey

Name: Stephen E. Croskrey

Title: Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Stuart Pratt

Stuart Pratt